UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

US AIRWAYS GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Date:	April 19, 2004

To:	Employee Shareholders

From:	US Airways Group, Inc.

Subject:	Enclosed Proxy Materials and Proxy Card

The enclosed proxy materials, including Notice and Proxy Statement, the Annual Report on Form 10-K and the related Proxy Card, are being forwarded to you because you hold unvested shares of our Class A Common Stock. These shares have the right to vote even though they have not yet vested and you are not free to transfer them. The proxy materials include instructions as to how you can vote these shares. The Board of Directors encourages you to vote your shares by completing the Proxy Card and to deliver the Proxy Card in time for your votes to be counted at the May 19, 2003 annual meeting. Even though your shares are not vested, you have the same rights to change your mind and revoke your proxy as any other shareholder, and the procedures for doing this are also described in the proxy materials.

You may already have received a set of these materials. That will be because you hold other shares of our common stock which are not restricted and which are fully vested. Even if you have voted the shares represented by the instruction card received with those proxy materials, if you wish to vote your unvested shares, you will need to complete and return separately the enclosed Proxy Card. Similarly, if you have not yet voted those other vested shares, in order to have all of your votes counted you will need to execute and return both the instruction card for your vested shares and the enclosed Proxy Card for your unvested shares.